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                                                                    Exhibit (12)
                            CONSUMERS ENERGY COMPANY
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                                           Nine
                                                          Months
                                                           Ended                               Year Ended
                                                        September 30,                         December 31,
                                                        --------------                        ------------
                                                                        Pro Forma
                                                           2003           2002       2002     2001    2000     1999     1998
                                                         -------         -----       ----     ----    ----     ----     ----
                                                                           (b)        (c)      (d)                      (e)
Earnings as defined (a)
Consolidated net income                                 $     206       $     344    $ 363   $  199  $  284   $  340   $  306
Income taxes                                                  126             170      180       97     137      172      135
Exclude equity basis subsidiaries                             (31)            (38)     (38)     (30)    (47)     (40)     (38)
Include dividends received                                     45

Fixed charges as defined, adjusted to exclude
  capitalized interest of $7, $12, $12, $6, $2, $-
  and $1 million for the nine months ended
  September, 2003 and the years ended
  December 31, Pro Forma 2002, 2002, 2001,
  2000, 1999 and 1998 respectively                            152             207      178      197     194      192     185
                                                        ---------------------------------------------------------------------

Earnings as defined                                     $     498       $     683    $ 683   $  463  $  568   $  664   $  588
                                                        =====================================================================

Fixed charges as defined (a)
Interest on long-term debt                              $     144       $     182    $ 153   $  151  $  141   $  140   $  138
Estimated interest portion of lease rental                      5              10       10       11      11       11       10
Other interest charges                                         10              27       27       41      44       41       38
Preferred securities dividends and distributions               35              47       47       44      37       30       47
                                                        ---------------------------------------------------------------------
Fixed charges as defined                                $     194       $     266    $ 237   $  247  $  233   $  222   $  233
                                                        =====================================================================

Ratio of earnings to fixed charges                           2.57            2.57     2.88     1.87    2.44     2.99     2.52
                                                        =====================================================================

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) The pro forma calculation assumes the new bonds were all issued on January 1, 2002 and the related net proceeds were applied as described under "Use of Proceeds" in the prospectus.

(c) Excludes a cumulative effect of change-in-accounting after-tax gain of $18 million; if included, ratio would be unchanged, since the change-in-accounting resulted from the equity based subsidiary MCV Partnership. The total net income of equity based subsidiaries are excluded from determining earnings as defined.

(d) Excludes a cumulative effect of change-in-accounting after-tax loss of $11 million; if included, ratio would be 1.81.

(e) Excludes a cumulative effect of change-in-accounting after-tax gain of $43 million; if included, ratio would be 2.81.